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                                                                     EXHIBIT 5.1

                                                       May 7, 2001

Citizens Communications Company
3 High Ridge Park
Stamford, Connecticut  06905

Ladies and Gentlemen:

            We have acted as special counsel to Citizens Communications Company, a Delaware corporation (the "Company"), in connection with the preparation of the Registration Statement on Form S-3, File No. 333-58044 as it has been amended by Amendment No. 1 thereto (as amended, the "Registration
Statement"), filed with the Securities and Exchange Commission (the "Commission") on March 30, 2001 relating to the issuance and sale from time to time, pursuant to Rule 415 under the Securities Act of 1933, as amended
(the "Act"), of (1) common stock, (2) preferred stock, (3) depository shares,
(4) warrants and/or (5) one or more series of debt securities (collectively, the "Company Securities") of the Company as well as (6) the guarantee (the "Guarantee") by the Company of certain obligations of Citizens Communications Capital Trust I, a Delaware statutory business trust (the "Trust") made with a trustee for the benefit of the holders of trust preferred securities of the Trust. The Company Securities and the Guarantee (collectively, the
"Securities") will be in an aggregate principal amount (excluding the amount of any original issue discount with respect to any debt securities) of up to $3,800,000,000. The debt securities of the Company may be issued pursuant to one or more indentures and one or more supplements thereto, in each case between the Company and a trustee.

            This opinion letter is furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act.

            In connection with this opinion letter, we have examined originals or copies, certified or otherwise identified to our satisfaction, of: (i) the Registration Statement; (ii) Amendment No. 1 to the Registration Statement;
(iii) the form of the indentures proposed to be entered into by the Company;
(iv) the Restated Certificate of Incorporation of the Company as in effect on the date hereof; (v) the By-laws of the Company as in effect on the date hereof; and (vi) resolutions adopted by the Board of Directors of the Company authorizing, among other things, the filing of the Registration Statement (the "Board Resolutions"). We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and such agreements, certificates of pubic officials, certificates of officers or other representatives of the Company and others, and such other documents, certificates and records as we have deemed necessary or appropriate as a basis for the opinions set forth herein.

            In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such latter documents. In making our examination of documents executed or to be executed by parties other than the Company, we
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Citizens Communications Company
May 7, 2001


have assumed that such parties have the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and execution and delivery by such parties of such documents and the validity and binding effect thereof. As to any facts material to the opinions expressed herein that were not independently established or verified, we have relied upon statements and representations of officers and other representatives of the Company and others.

            Members of our firm are admitted to the bar in the State of New York, and we do not express any opinion as to the laws of any other jurisdiction other than the General Corporation Law of the State of Delaware. The Securities may be issued from time to time on a delayed or continuous basis, and this opinion letter is limited to the laws, including the rules and regulations, as in effect on the date hereof.

            Based upon and subject to the foregoing, we are of the opinion that:

            When (i) the Registration Statement shall have become effective under the Act, (ii) the Blue Sky or securities laws of certain states shall have been complied with, (iii) if the Securities are to be sold pursuant to a firm commitment underwritten offering, the underwriting agreement with respect to the Securities has been duly executed and delivered by the Company and the other parties thereto, (iv) the applicable indentures relating to debt securities of the Company and the Guarantee, as applicable, shall have been executed and delivered by the Company to the applicable trustee and duly qualified under the Trust Indenture Act of 1939, as amended, (v) the terms of such debt securities and of their issuance shall have been duly established in conformity with the applicable indenture relating to such debt securities so as not to violate any applicable law or the Restated Certificate of Incorporation or the By-laws of the Company, (vi) a duly authorized certificate of designation shall have been filed with the Secretary of State of Delaware in respect of the issuance of each applicable series of preferred stock of the Company, (vii) a warrant agreement governing the issuance of any warrants shall have been executed and delivered by the Company to the applicable counterparties, (viii) a deposit agreement governing any depositary shares shall have been executed and delivered by the Company to the applicable counterparties, and (ix) the Securities shall have been duly executed, authenticated (if applicable), countersigned (if applicable) and delivered against payment therefor in accordance with the applicable indenture and underwriting agreement, the Securities shall constitute binding obligations of the Company enforceable against the Company in accordance with their terms, except as enforceability may be limited by (a) bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws now or hereafter in effect relating to or affecting creditors' rights generally, (b) an implied covenant of good faith and fair dealing and (c) general principles of equity (regardless of whether enforcement is considered in a proceeding at law or in equity), and except that enforcement thereof may also be limited by (x) requirements that a claim with respect to any Securities denominated other than in United States dollars (or a foreign currency or foreign currency unit judgment in respect of such claim) be converted into United States dollars at a rate of exchange prevailing on a date determined pursuant to applicable law or (y) governmental authority to limit, delay or prohibit the making of payments in foreign currency or currency units or payment outside of the United States.
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Citizens Communications Company
May 7, 2001


            We hereby consent to the filing of this opinion letter with the Commission as an exhibit to the Registration Statement. We also consent to the reference to our firm under the caption "Legal Matters" in the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.

                                                          Very truly yours,


                                                          /s/ Winston & Strawn